EXHIBIT 10.34
AGREEMENT FOR RESTRICTED STOCK AWARD
This Agreement for Restricted Stock Award (the "Agreement") is made between FIRST FINANCIAL BANCORP., an Ohio corporation (the "Corporation"), and /$ParticipantName$/ (the "Grantee") who, as of /$GrantDate$/, which is the date of this Agreement, is an employee of the Corporation or a Subsidiary (as defined below).
WHEREAS, the Corporation established the First Financial Bancorp. 2020 Stock Plan (the "Plan"), and a Committee of the Board of Directors of the Corporation designated in the Plan (the "Committee") approved the execution of this Agreement containing the Restricted Stock Award to the Grantee upon the terms and conditions set forth in this Agreement.
WHEREAS, a Prospectus is delivered to the Grantee simultaneously with this Agreement and is attached as Appendix A.

NOW THEREFORE, in consideration of the mutual obligations contained herein, it is hereby agreed:
1.Award of Restricted Stock. The Corporation hereby awards to Grantee as of the date of this Agreement /$AwardsGranted$/ shares of restricted Common Stock of the Corporation ("Common Stock"), without par value, in consideration of services to be rendered.
2.Restrictions on Transfer. The shares of restricted Common Stock so received by the Grantee and any additional shares attributable thereto received by the Grantee as a result of any stock dividend, recapitalization, merger, reorganization or similar event are subject to the restrictions set forth herein and may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period, except as permitted hereby.
3.Restriction Period. The Restriction Period as used in this Agreement shall mean the period that begins as of the date of this Agreement and ends with respect to the restricted Common Stock granted under this Agreement as of the applicable anniversary date(s) of the date of this Agreement (the "Anniversary Dates") as set forth below in the Vesting Schedule. The ending of the Restriction Period also may be referred to in this Agreement as the vesting of the restricted Common Stock or as when the Common Stock vests.
Vesting Schedule
    Shares of Common Stock
    Anniversary Date    First Eligible to Vest on
    Group    of this Agreement    Indicated Anniversary Date
A    1st anniversary date            33.33%
B    2nd anniversary     date            33.33%
C    3rd anniversary date            33.34%

Notwithstanding the foregoing or anything in this Agreement to the contrary, if the Committee determines that (i) there has been a Change in Control (as such term is defined in the Plan), and (ii) within 18 months following the Change in Control, the Grantee’s employment with the Corporation or any of its Subsidiaries is terminated without Cause or by the Grantee for Good Reason, the Restriction Period ends with respect to such shares of restricted Common Stock as of the date such termination takes effect. At such time, all Common Stock shall become fully vested and transferable.
Notwithstanding the foregoing, if Grantee’s employment with the Corporation or Subsidiary (as applicable) terminates due to death, Disability, or retirement after achieving Retirement Eligibility (defined below), as determined by the Committee, the Restriction Period shall lapse with respect to any shares of restricted Common Stock not vested as of the date termination of employment occurs, and such shares of restricted Common Stock shall become fully vested. Any shares vesting as a result of death or Disability shall thereafter be fully transferable. Shares vesting as a result of Retirement shall be subject to a holding period ending on the Anniversary Date(s) applicable to such shares under Section 3 of this Agreement.
4.Retirement Eligibility. In the event nonvested shares of restricted Common Stock awarded hereunder are deemed to be immediately subject to state and local income taxation (and subject to withholding under Section 10 of this Agreement) upon Grantee’s attainment of age 55 and completion of ten (10) years of service as an Employee (“Retirement Eligibility”), the Corporation shall use such nonvested shares of restricted Common Stock to satisfy Grantee’s withholding obligation. In that event, all remaining shares of awarded restricted Common Stock will continue to be nonvested and subject to forfeiture and transferability restrictions until the earlier of (i) the Anniversary Date(s) applicable to such shares under Section 3 of this Agreement, or (ii) the occurrence of any event that would have otherwise caused such shares to become vested under this Agreement.
5.Forfeiture. Except as provided in Sections 3 and 4 of this Agreement, Grantee hereby agrees that if his or her employment with the Corporation or a Subsidiary is terminated for any reason, voluntarily or involuntarily, whether by resignation or dismissal for Cause or otherwise, and such termination is prior to the end of the Restriction Period applicable to any shares of the restricted Common Stock, the Grantee's ownership and all related rights with respect to all shares of Common Stock for which the Restriction Period has not ended as of the date that the termination of employment occurs will be forfeited automatically as of the date that such termination of employment occurs, and the Corporation automatically will become the sole owner of such shares as of such date.
A transfer of the Grantee's employment between Subsidiaries or between any Subsidiary and the Corporation will not be considered a termination of employment for purposes of this Agreement. Notwithstanding the foregoing, a Grantee's employment will be considered terminated for purposes of this Agreement as of the date that the Grantee's employing Subsidiary ceases to be a Subsidiary for any reason, unless prior to or as of such date the Grantee's employment is transferred to the Corporation or to a remaining Subsidiary.
6.Clawback Provision.
The shares of restricted Common Stock so received by the Grantee and any additional shares attributable thereto received by the Grantee as a result of any stock dividend, recapitalization, merger, reorganization or similar event are subject to any Corporation clawback policy, as may be amended from time to time, and the clawback provisions in the Plan.
7.Issuance of Stock Awards.
(a)Upon award of the restricted Common Stock to the Grantee, shares of restricted Common Stock shall be evidenced by a book entry registration by the Corporation for the benefit of the Grantee. Each such registration will be held by the Corporation or its agent. Any restricted Common Stock of the Corporation resulting from any stock dividend, recapitalization, merger, reorganization or similar event will also be held by the Corporation or its agent. All such Common Stock evidenced thereby will be subject to the forfeiture provisions, limitations on transferability and all other restrictions herein contained.
(b)With regard to any shares of restricted Common Stock that become fully vested and transferable hereunder, the Corporation will, within sixty (60) days of the date such shares become fully vested and transferable, transfer Common Stock for such shares free of all restrictions set forth in the Plan and this Agreement to the Grantee or the Grantee's designee, or in the event of such Grantee's death, to the Grantee's legal representative, heir or legatee.

(c)By accepting shares of restricted Common Stock, the Grantee agrees not to sell shares at a time when applicable laws or the Corporation's rules prohibit a sale. This restriction shall apply as long as the Grantee is an employee, consultant or director of the Corporation or a Subsidiary. The Grantee agrees, if requested by the Corporation, to hold such shares for investment and not with a view of resale or distribution to the public, and if requested by the Corporation, the Grantee must deliver to the Corporation a written statement satisfactory to the Corporation to that effect.
8.Shareholder's Rights. Subject to the terms of this Agreement, during the Restriction Period:
(a)The Grantee will have, with respect to the restricted Common Stock, the right to vote all shares of the restricted Common Stock received under or as a result of this Agreement, including shares which are subject to the restrictions on transfer in Section 2 and to the forfeiture provisions in Section 5 and (if applicable) the holding requirements in Section 7 of this Agreement.
(b)The Grantee shall not be paid any cash dividends with respect to the restricted Common Stock until each Restricted Period ends. At the time of vesting, the Grantee shall receive a cash payment equal to the aggregate dividends (without interest) that the Grantee would have received if the Grantee had owned all the shares in which the Grantee had vested for the period beginning on the date of grant of those shares, and ending on the date of vesting. By way of example, when the Restricted Period ends for Group B awards, Grantee will be entitled to two years of accumulated dividends from the date of grant to the 2nd anniversary date. No dividends shall be paid to the Grantee with respect to any shares of restricted Common Stock that are forfeited by the Grantee.
9.Regulatory Compliance. The issue of shares of restricted Common Stock and Common Stock will be subject to full compliance with all then-applicable requirements of law and the requirements of the exchange upon which Common Stock may be traded, as set forth in the Plan. Furthermore, the Corporation shall have the right to refuse to issue or transfer any shares under this Agreement if the Corporation, acting in its absolute discretion determines that the issuance or transfer of such Common Stock might violate any applicable law or regulation.
10.Withholding Tax. The Grantee agrees that, in the event that the award and receipt of the restricted Common Stock or the expiration of restrictions thereon results in the Grantee's realization of income which for federal, state or local income tax purposes is, in the opinion of counsel for the Corporation, subject to withholding of tax at source by the Grantee's employer, the Grantee will pay to such Grantee's employer an amount equal to such withholding tax or make arrangements satisfactory to the Corporation regarding the payment of such tax (or such employer on behalf of the Corporation may withhold such amount from Grantee's salary or from dividends paid by the Corporation on shares of the restricted Common Stock or any other compensation payable to the Grantee). In addition, the Corporation shall have the right to, and in the event Grantee attains Retirement Eligibility prior to his or her termination of employment, the Corporation shall retain or sell without notice sufficient Common Stock to cover the amount of any such tax required to be withheld with respect to such Common Stock being issued or vested, remitting any balance to the Grantee. Alternatively, if the Grantee makes a proper Code Section 83(b) election, the Grantee must notify the Corporation in accordance with the requirements of Code Section 83(b) and promptly pay the Corporation the applicable federal, state and local withholding taxes due with respect to the shares of restricted Common Stock subject to the election.
11.Investment Representation. The Grantee represents and agrees that if he or she is awarded and receives the restricted Common Stock at a time when there is not in effect under the Securities Act of 1933 a registration statement pertaining to the shares and there is not available for delivery a prospectus meeting the requirements of Section 10(A)(3) of said Act, (i) he or she will accept and receive such shares for the purpose of investment and not with a view to their resale or distribution, (ii) that upon such award and receipt, he or she will furnish to the Corporation an investment letter in form and substance satisfactory to the Corporation, (iii) prior to selling or offering for sale any such shares, he or she will furnish the Corporation with an opinion of counsel satisfactory to the Corporation to the effect that such sale may lawfully be made and will furnish the Corporation with such certificates as to factual matters as the Corporation may reasonably request, and (iv) that certificates representing such shares may be marked with an appropriate legend describing such conditions precedent to sale or transfer.
12.Federal Income Tax Election. The Grantee hereby acknowledges receipt of advice that, pursuant to current federal income tax laws, (i) he or she has thirty (30) days in which to elect to be taxed in the current taxable year on the fair market value of the restricted Common Stock in accordance with the provisions of Internal Revenue Code Section 83(b), and (ii) if no such election is made, the taxable event will occur upon expiration of restrictions on transfer at termination of the Restriction Period and the tax will be measured by the fair market value of the restricted Common Stock on the date of the taxable event.
13.Adjustments. If, after the date of this Agreement, the Common Stock of the Corporation is, as a result of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, stock dividend, stock split, reverse stock split, property dividend, share repurchase, share combination, share exchange, issuance of warrants, rights or debentures or other change in corporate structure of the Corporation, increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation, then:
(a)there automatically will be substituted for each share of restricted Common Stock for which the Restriction Period has not ended granted under the Agreement the number and kind of shares of stock or other securities into which each outstanding share is changed or for which each such share is exchanged; and
(b)the Corporation will make such other adjustments to the securities subject to provisions of the Plan and this Agreement as may be appropriate and equitable; provided, however, that the number of shares of restricted Common Stock will always be a whole number.
14.Nonsolicitation and Non-disclosure of Confidential Information.
(a)Nonsolicitation of Clients. During the Grantee's employment with the Corporation or any Affiliated Companies (as defined below) and for a period of one year after Grantee is no longer employed by any Affiliated Companies, Grantee shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Corporation or any Affiliated Companies):
(i)Solicit (as defined below) any person or entity located in the Restricted Territory for the provision of any Restricted Services;
(i)Solicit or attempt in any manner to persuade any Client of any Affiliated Company to cease to do business, to refrain from doing business or to reduce the amount of business which any Client has customarily done or contemplates doing with any of the Affiliated Companies; or
(ii)Interfere with or damage (or attempt to interfere with or damage) any relationship between any Affiliated Company and any Client.
i.Nonsolicitation of Employees; No Hire. During the Grantee's employment with the Corporation or any Affiliated Companies and for a period of one year after Grantee is no longer employed by the Corporation or any Affiliated Companies, Grantee shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for any Affiliated Company):
(i)Solicit any employee, officer, director, agent or independent contractor of any Affiliated Company to terminate his or her relationship with, or otherwise refrain from rendering services to, any Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company's relationship with any of its employees, officers, directors, agents or independent contractors; or
(ii)Hire, attempt to hire, employ or engage any person who, at any time within the two-year period immediately preceding such hire, or attempt to hire, employment or engagement, was an employee, officer or director of the Corporation or an Affiliated Company.
ii.Non-disclosure of Confidential Information.
(i)During Grantee's employment with Corporation or any Affiliated Company and after the termination of such employment for any reason, Grantee shall not, without the prior written consent of the General Counsel of Corporation (or such person's designee) or as may be otherwise required by law or legal process, communicate or divulge any Confidential Information to any person or entity other than Corporation or an Affiliated Company, their employees, and those designated by Corporation or an Affiliated Company, or use any Confidential Information except for the benefit of Corporation or an Affiliated Company. Upon service to Grantee of any subpoena, court order or other legal process requiring Grantee to disclose Confidential Information, Grantee shall immediately provide written notice to Corporation of such service and the content of any Confidential Information to be disclosed.
(ii)Immediately upon the termination of Grantee's employment with Corporation or an Affiliated Company for any reason, Grantee shall return to Corporation or the applicable Affiliated Company all Confidential Information in Grantee's possession, including but not limited to any and all copies, reproductions, notes, or extracts of Confidential Information in paper or electronic form.
iii.Defined Terms. Unless otherwise defined in this Agreement, capitalized terms shall have the same meaning as that in the Plan. For purposes of this Agreement, the following terms shall have the meaning set forth below:
(i)"Affiliated Companies" shall mean the Corporation, all of its Subsidiaries, and any other entities controlled by, controlling, or under common control with the Corporation, including any successors thereof, except that, following the consummation of a Change in Control, for purposes of Sections 14(a) and 14(b), Affiliated Companies shall be limited to the Corporation and its Subsidiaries as of immediately prior to the consummation of such Change in Control.
(ii)“Client” shall mean the customers or clients of the Corporation or any Affiliated Company and shall include any and all individuals, organizations, or business entities that: (a) were actual customers or clients of the Corporation or any Affiliated Company during Grantee’s employment by the Corporation or any Affiliated Company, or which were prospective customers of the Corporation or any Affiliated Company during Grantee’s employment; and (b) with which or whom Grantee had contact or about whom Grantee obtained Confidential Information during the Term from the Corporation or any Affiliated Company. For purposes of this definition, an individual, organization, or business entity is a “prospective” client or customer of the Corporation or any Affiliated Company if the

Grantee or any other Corporation or any Affiliated Company employee, officer or manager took steps to obtain or secure the business of the individual, organization, or business entity.
(iii)"Confidential Information" shall mean all trade secrets, proprietary data, and other confidential information of or relating to any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, and relationships with customers, suppliers, employees, independent contractors, or other parties, and any information which any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound, provided that Confidential Information shall not include information that is or becomes available to the general public and did not become so available through any breach of this Agreement by Grantee or Grantee's breach of a duty owed to the Corporation.
(iv)"Restricted Services" shall mean any commercial banking, savings banking, mortgage lending, or any similar lending or banking services.
(v)"Restricted Territory" shall mean anywhere in the geographic area consisting of any county in which any of the Affiliated Companies operate banking offices at any time during the Grantee's employment with the Corporation or any Affiliated Companies.
(vi)"Solicit" shall mean any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action; provided, however, that the term "Solicit" shall not include general advertisements by an entity with which Grantee is associated or other communications in any media not targeted specifically at any specific individual described in Section 14(a) or 14(b).
iv.Enforcement; Remedies; Blue Pencil. Grantee acknowledges that: (i) the various covenants, restrictions, and obligations set forth in this Section 14 are separate and independent obligations, and may be enforced separately or in any combination; (ii) the provisions of this Section 14 are fundamental and essential for the protection of the Corporation's and the Affiliated Companies' legitimate business and proprietary interests, and the Affiliated Companies (other than the Corporation) are intended third-party beneficiaries of such provisions; (iii) such provisions are reasonable and appropriate in all respects and impose no undue hardship on Grantee; and (iv) in the event of any violation by Grantee of any of such provisions, the Corporation and, if applicable, the Affiliated Companies, will suffer irreparable harm and their remedies at law may be inadequate. In the event of any violation or attempted violation of any provision of this Section 14 by Grantee, the Corporation and the Affiliated Companies, or any of them, as the case may be, shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies that may then be available to them, including, without limitation, money damages and the cessation of the payment or provision of the issuance of stock awards as contemplated under Section 7. If any of the covenants set forth in this Section 14 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining such covenants shall not be affected thereby.
15.Employment Claims. In return for the benefits that Grantee may receive under this Agreement and for continued employment, Grantee agrees not to commence any action or suit related to Grantee's employment by the Corporation or an Affiliated Company:

v.More than six months after the termination of Grantee's employment, if the action or suit is related to the termination of Grantee's employment; or
vi.More than six months after the event or occurrence on which Grantee's claim is based, if the action or suit is based on an event or occurrence other than the termination of Grantee's employment.
Grantee agrees to waive any statute of limitations that is contrary to this paragraph.
16.Notices. Each notice relating to this Agreement must be in writing and delivered in person or by registered mail to the Corporation at its office, 255 East Fifth Street, Suite 700, Cincinnati, Ohio 45202, attention of the Secretary, or at such other place as the Corporation has designated by notice. All notices to the Grantee or other person or persons succeeding to his or her interest will be delivered to the Grantee or such other person or persons at the Grantee's address as specified in a notice filed with the Corporation.
17.Determinations of the Corporation Final. Any dispute or disagreement which arises under, as a result of, or in any way relates to the interpretation or construction of this Agreement will be determined by the Board of Directors of the Corporation or by a committee appointed by the Board of Directors of the Corporation (or any successor corporation). The Grantee hereby agrees to accept any such determination as final, binding and conclusive for all purposes.
18.Successors. All rights under this Agreement are personal to the Grantee and are not transferable except that in the event of the Grantee's death, such rights are transferable to the Grantee's legal representatives, heirs or legatees. This Agreement will inure to the benefit of and be binding upon the Corporation and its successors and assigns.
19.Obligations of the Corporation. The liability of the Corporation under the Plan and this Agreement is limited to the obligations set forth therein. No term or provision of the Plan or this Agreement will be construed to impose any liability on the Corporation in favor of the Grantee with respect to any loss, cost or expense which the Grantee may incur in connection with or arising out of any transaction in connection therewith.
20.No Employment Rights. Nothing in the Plan or this Agreement or any related material shall give the Grantee the right to continue in the employment of the Corporation or any Subsidiary or adversely affect the right of the Corporation or any Subsidiary to terminate the Grantee's employment with or without Cause at any time.
21.Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Ohio.
22. Plan. The Plan will control if there is any conflict between the Plan and this Agreement and on any matters that are not contained in this Agreement. A copy of the Plan has been provided to the Grantee and is incorporated by reference and made a part of this Agreement. Capitalized terms used but not specifically defined in this Agreement will have the definitions given to them in the Plan.
23.Entire Agreement. This Agreement and the Plan supersede any other agreement, whether written or oral, that may have been made or entered into by the Corporation and/or any of its Subsidiaries and the Grantee relating to the shares of restricted Common Stock that are granted under this Agreement. This Agreement and the Plan constitute the entire agreement by the parties with respect to such matters, and there are no agreements or commitments except as set forth herein and in the Plan. The terms of this Agreement do not replace or supersede the terms of any agreement or incentive compensation arrangement the Grantee is subject to that includes provisions concerning confidentiality, non-competition or non-solicitation by the Grantee (a "non-solicitation agreement").

Any non-solicitation agreement that Grantee is subject to shall remain in full force and effect as written without impact from this Agreement.
24.Captions; Counterparts. The captions in this Agreement are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement for Restricted Stock Award has been executed and dated by the parties hereto as of the day and year first above written.
FIRST FINANCIAL BANCORP.

    By:     _______________________________________
    Archie M. Brown
Title:     Chief Executive Officer

/$ParticipantName$/
By clicking on the "I ACCEPT" button where this Agreement appears in Merrill Lynch Benefits Online, or "BOL," you are electronically signing this Agreement, and thus, agreeing to all of the terms and conditions of this Agreement.

2021 Restricted Stock Award (2020 Stock Plan)

APPENDIX A

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

PROSPECTUS

First Financial Bancorp.
255 East Fifth Street, Suite 800
Cincinnati, Ohio 45202
(877) 322-9530

FIRST FINANCIAL BANCORP.
2020 STOCK PLAN
4,400,000 Common Shares, no par value
Trading Symbol: FFBC (NASDAQ)
First Financial Bancorp. is offering its common shares, no par value (“Common Shares”), under the First Financial Bancorp. 2020 Stock Plan (the “2020 Stock Plan”). The 2020 Stock Plan permits First Financial to offer Common Shares through grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, and stock units. A copy of the 2020 Stock Plan is included with this Prospectus.
This Prospectus summarizes the principal features of the 2020 Stock Plan as of May 26, 2020. If there are any differences between the 2020 Stock Plan as described in this Prospectus and the 2020 Stock Plan itself, the terms of the 2020 Stock Plan will govern. References in this Prospectus to “First Financial,” the “Company,” “we,” “us” or “our” refer to First Financial Bancorp.

Neither the Securities and Exchange Commission (the “SEC”), nor any state securities commission, has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 26, 2020.

13

TABLE OF CONTENTS
Page

Documents Incorporated by Reference	11
Description of the 2020 Stock Plan	12
Purpose	12
Plan Administration	12
Eligibility	13
Common Shares Available under the 2020 Stock Plan	14
Types of Plan Awards	15
Options	15
SARs	16
Restricted Stock and Stock Units	17
Forfeiture and Clawback	19
No Dividends Payable with Respect to Unvested Awards	19
Termination of Employment	19
Effect of Change in Control	19
Limits on Transferability	21
Adjustments as a Result of Changes in Capitalization and Other Transactions	21
No Rights as a Shareholder	22
No Repricing	22
Tax Withholding and Tax Offset Payments	22
Effective Date and Term	23
Amendment or Termination	23
U.S. Federal Income Tax Consequences	23
Incentive Stock Option	24
Nonqualified Stock Options	24
Stock Appreciation Rights	25
Restricted Stock	25
Restricted Stock Units	26
Section 162(m) of the Code	26
Section 409A of the Code	27
Sections 280G and 4999 of the Code	27
Section 401(a) of the Code	27
Employee Retirement Income Security Act of 1974	27
Restrictions on Resale	27
Reports	28

Documents Incorporated by Reference
We are incorporating certain documents into this Prospectus by reference, which means that we are disclosing important information to you by referring you to the documents that contain such information. The information incorporated by reference is an important part of this Prospectus, and information we file later with the SEC will automatically update and supersede the information in this Prospectus and information in documents incorporated by reference. We incorporate by reference the documents listed below that we have previously filed with the SEC (Commission File No. 001-34762):
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 21, 2020;
•our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on May 8, 2020;
•our Current Reports on Form 8-K (excluding any information furnished under Item 2.02 or Item 7.01 thereof) filed with the SEC on April 24, 2020 and April 30, 2020;
•our definitive proxy statement Proxy Statement on Schedule 14A for the 2020 Annual Meeting of Shareholders, filed on April 16, 2020, and Supplemental Material to Proxy Statement on Schedule 14A for the 2020 Annual Meeting of Shareholders, filed on May 13, 2020; and
•the description of our Common Shares filed as Exhibit 4.19 to the our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 21, 2020, together with any amendment or report filed with the SEC for the purpose of updating such description.
We are also incorporating by reference into this Prospectus all documents that we may file with the SEC pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding information furnished under any Current Reports on Form 8-K) after the date of this Prospectus and prior to the termination of the offering under the 2020 Stock Plan.
Upon written or oral request, we will provide, without charge, to each person to whom this Prospectus is delivered: (1) copies of the documents incorporated by reference into this Prospectus but not delivered with this Prospectus (excluding exhibits); (2) a copy of our Annual Report on Form 10-K for our latest fiscal year; (3) copies of all reports, proxy statements and other communications distributed to our shareholders generally; and (4) additional information regarding the 2020 Stock Plan, as well as the Compensation Committee (the “Committee”) of our Board of Directors (the “Board”), which administers the 2020 Stock Plan. Requests may be directed to our Corporate Secretary, in writing, at First Financial Bancorp., 255 East Fifth Street, Suite 800, Cincinnati, Ohio 45202, or by phone at (877) 322-9530.

Description of the 2020 Stock Plan
Purpose
    The purpose of the 2020 Stock Plan is to recognize the contributions made to First Financial and its subsidiaries by employees and non-employee directors, to provide such persons with additional incentive to devote themselves to the future success of First Financial and its subsidiaries, and to enhance the ability of First Financial and its subsidiaries to attract, retain and motivate such individuals by providing them with the opportunity to acquire or increase their proprietary interest in First Financial. The 2020 Stock Plan serves these purposes by making equity- and cash-based awards (“Awards”) available for grant to eligible participants in the form of:
•Stock Options (“Options”), either incentive stock options (“ISOs”) or nonqualified stock options (“NQSOs”);
•Stock Appreciation Rights (“SARs”);
•Restricted Common Shares (“Restricted Stock”);
•Stock Units that give the recipient the right to receive a cash payment based on the fair market value of a specified number of Common Shares on the date of exercise or the right to receive a specified number of Common Shares on the date of exercise (“Stock Units”); and
•Restricted Stock, Options, SARs, Stock Units or other awards with performance-based conditions on vesting or exercisability (“Performance Awards”).
Plan Administration
    The 2020 Stock Plan is administered by the Executive Compensation Committee of the Board, which is comprised solely of independent directors of First Financial as defined in the listing requirements of The NASDAQ Stock Market® (“NASDAQ”). The 2020 Stock Plan provides that, to the extent the Board determines it is appropriate for Awards under the 2020 Stock Plan to qualify for the exemption available under SEC Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, the Committee shall be composed of two or more members who are “non-employee directors” within the meaning of Rule 16b-3. The full Board may also participate in the administration of the 2020 Stock Plan.
In its capacity as administrator of the 2020 Stock Plan, except as limited by law or by First Financial’s Amended and Restated Articles of Incorporation or Amended and Restated Code of Regulations, the Committee has full power, authority and sole and exclusive discretion to: (1) construe and interpret the 2020 Stock Plan and apply its provisions; (2) promulgate, amend and rescind rules and regulations relating to the administration of the 2020 Stock Plan; (3) authorize any person to execute, on behalf of First Financial, any instrument required to carry out the purposes of the 2020 Stock Plan; (4) determine when Awards are to be granted under the 2020 Stock Plan; (5) from time to time to select, subject to the limitations set forth in the 2020 Stock Plan, those individuals to whom Awards shall be granted; (6) determine the number of Common Shares to be made subject to each Award; (7) determine whether each Option is to be an ISO or an NQSO; (8) prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement (as defined below) relating to such grant; (8) designate an Award as a performance-based Award and to select the performance criteria that will be used to establish the performance goals; (9) subject to any limitations set forth in the 2020 Stock Plan, to amend any outstanding Award Agreement, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; (10) determine the duration and purpose of leaves of absences which may be granted to an Employee (as defined below) without constituting a termination of their employment for purposes of the 2020 Stock Plan, which periods shall be no shorter than the periods generally applicable to Employees under First Financial’s employment policies; (11) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the 2020 Stock Plan and any instrument or agreement relating to, or Award granted under, the 2020 Stock Plan; and (12) exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the 2020 Stock Plan.
To the extent permitted by applicable law, the Committee may delegate its authority to one or more executive officers of First Financial, including without limitation the authority to approve grants of Awards to Employees. Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Committee.
In making any determination or in taking or not taking any action under the 2020 Stock Plan, the Committee or its delegate(s) may obtain and may rely on the advice of experts, including employees of and professional advisors to First Financial. Any action taken by, or inaction of, the Committee or its delegate(s) relating to or pursuant to the 2020 Stock Plan shall be within the absolute discretion of the Committee or its delegate(s). Such action or inaction of the Committee or its delegate(s) shall be conclusive and binding on First Financial, on each affected eligible person to whom an Award is granted pursuant to the 2020 Stock Plan or, if applicable, such other person who holds an outstanding Award and on each other person directly or indirectly affected by such action, unless such action or inaction is determined by a court having jurisdiction to be arbitrary and capricious.
Each Award will be evidenced by a written agreement (an “Award Agreement”) which shall set forth the terms of the Award. Each person who receives an Award (a “Participant”) will acknowledge receipt of the Award Agreement and will agree to be bound by the terms of the 2020 Stock Plan and the applicable Award Agreement. The terms and conditions of Awards need not be the same with respect to each Participant or with respect to each Award. Subject to provisions of the 2020 Stock Plan regarding adjustments to Awards, the Committee may amend or modify an Award Agreement and the related Award to the extent the Committee would have had the authority under the 2020 Stock Plan to grant such Award as so modified or amended, provided that such action would not otherwise require shareholder approval in accordance with the terms of the 2020 Stock Plan.
Eligibility
    Any officer or other employee of First Financial or any Subsidiary (as defined below) who is, in the judgment of the Committee acting in its absolute discretion, directly or indirectly responsible for or contributing to the management, growth and profitability of First Financial or any Subsidiary of First Financial (each, an “Employee”) or member of the Board who is not an Employee (a “Non-Employee Director”) is eligible to receive an Award under the 2020 Stock Plan. However, only Employees who qualify for an ISO grant under Section 422 of the Internal

Revenue Code of 1986, as amended from time to time (the “Code”), are eligible to receive ISOs. As of March 27, 2020, there were approximately 2,103 Employees and 14 Non-Employee Directors eligible to participate in the 2020 Stock Plan. The 2020 Stock Plan defines a “Subsidiary” as any corporation which is a subsidiary (within the meaning of Code Section 424(f)) of First Financial except a corporation which has subsidiary corporation status under Code Section 424(f) exclusively as a result of First Financial or a First Financial subsidiary holding stock in such corporation as a fiduciary with respect to any trust, estate, conservatorship, guardianship or agency.
Common Shares Available under the 2020 Stock Plan
Total Common Shares Authorized
    Subject to adjustment pursuant to the terms of the 2020 Stock Plan (See “Adjustments as a Result of Changes in Capitalization and Other Transactions” below), the total number of Common Shares which may be delivered pursuant to Awards granted under the 2020 Stock Plan on and after May 26, 2020, the date on which the 2020 Stock Plan was adopted by the shareholders of First Financial (the “Effective Date”), shall not exceed 4,400,000 Common Shares.
    Common Shares issued pursuant to the 2020 Stock Plan may be authorized and unissued shares or treasury shares. The number of Common Shares issuable under the 2020 Stock Plan is subject to adjustment as to the number and kind of shares in the event of stock splits, stock dividends or certain other changes in the capitalization of First Financial as described below.
Share Counting
    To the extent any Award is canceled, terminates, expires, is forfeited or lapses for any reason or is settled in cash, any unissued Common Shares subject to such Award shall again become available for issuance under the 2020 Stock Plan; however, (a) any Common Shares used to satisfy a withholding obligation shall not again become available for issuance under the 2020 Stock Plan, (b) any Common Shares which are tendered to First Financial to pay the option price of an Option or which are tendered to First Financial in satisfaction of any condition to a grant of Restricted Stock shall not again become available for issuance under the 2020 Stock Plan and (c) the gross number of Common Shares covered by a SAR, to the extent it is exercised, shall not again become available for issuance under the 2020 Stock Plan, regardless of the number of Common Shares used to settle the SAR upon exercise. Any Common Shares subject to awards under the First Financial Bancorp. Amended and Restated 2012 Stock Plan (the “2012 Plan”), upon the cancelation, termination, expiration, forfeiture or lapse of such awards, shall not be available for issuance under the 2020 Stock Plan.
Limitations on Awards
    The 2020 Stock Plan provides for the following limitations on Awards granted under the 2020 Stock Plan:
    ISOs.    The maximum number of Common Shares that may be issued under the 2020 Stock Plan as ISOs is 1,250,000 shares.
    Award Grants to Non-Employee Directors.   Except as otherwise determined by the Committee, the maximum aggregate dollar value of Awards (based upon the grant date fair market value of Awards) granted to a Non-Employee Director in any twelve-month period is $500,000.

    The limitations described above are subject to adjustment by the Committee as to the number and kind of shares in the event of stock splits, stock dividends or certain other changes in the capitalization of First Financial. See “Adjustments as a Result of Changes in Capitalization and Other Transactions” below.
Exception to Minimum Vesting Requirements
Notwithstanding the minimum vesting requirements set forth in the 2020 Stock Plan, up to five percent of the total number of Common Shares authorized for issuance under the 2020 Stock Plan may be issued under Awards, including Awards of Restricted Stock, that are immediately vested or that vest within less than one year.
Use of Proceeds
The proceeds which First Financial receives from the sale of any Common Shares under the 2020 Stock Plan shall be used for general corporate purposes and shall be added to the general funds of First Financial.
Types of Plan Awards
Options
Subject to the terms and conditions of the 2020 Stock Plan, the Committee may grant Options (ISOs and NQSOs to Employees and NQSOs to Non-Employee Directors) at any time during the term of the 2020 Stock Plan in such number, and upon such terms and conditions, as the Committee determines (subject to limitations on the number of Common Shares that may be subject to an ISO under Code Section 422). The exercise price for each Common Share subject to an Option shall be no less than the fair market value of a Common Share on the date the Option is granted. The exercise price shall be payable in full upon the exercise of any Option. An Award Agreement related to an Option (an “Option Award Agreement”), at the discretion of the Committee, may provide for the payment of the exercise price by any of the following means: (1) in cash, electronic funds transfer or a check acceptable to the Committee; (2) in Common Shares which have been held by the Participant for a period acceptable to the Committee and which Common Shares are otherwise acceptable to the Committee, provided that the Committee may impose whatever restrictions it deems necessary or desirable with respect to such method of payment; (3) through a broker-facilitated cashless exercise procedure acceptable to the Committee; (4) by instructing the Committee to withhold a number of Common Shares having a fair market value on the date of exercise equal to the aggregate exercise price of such Option; or (5) any combination of the methods described in (1)–(4) which is acceptable to the Committee.
Any payment made in Common Shares shall be treated as equal to the fair market value of such Common Shares on the date the properly endorsed stock certificate for such Common Shares is delivered to the Committee (or to its delegate) or, if payment is effected through a certification of ownership of Common Shares in lieu of a stock certificate, on the date the Option is exercised. The exercise of an Option by a Participant that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by First Financial, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002, shall be prohibited.
Subject to the 2020 Stock Plan, the Committee will also determine the term of the Option, the vesting terms and conditions and any other terms and conditions of the Option, all of which will be reflected in the related Option Award Agreement. Each Option granted under the

2020 Stock Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Award Agreement, but no Option Award Agreement shall make an Option exercisable before the date such Option is granted or on or after the date which is the tenth anniversary of the date such Option is granted. In the discretion of the Committee, an Option Award Agreement may provide for the exercise of an Option after the employment of an Employee or service of a Non-Employee Director has terminated for any reason whatsoever, including, but not limited to, death, Retirement or Disability (as those terms are defined in the 2020 Stock Plan).
Except as otherwise provided in the 2020 Stock Plan or as otherwise provided in the applicable Option Award Agreement in connection with the death, Retirement or Disability (as those terms are defined in the 2020 Stock Plan) of a Participant, vesting of an Option granted to an Employee under the 2020 Stock Plan shall be subject to the satisfaction of a minimum service requirement or a minimum performance period (or both) of at least one year. Except as otherwise provided in the 2020 Stock Plan, vesting of an Option granted to a Non-Employee Director shall become exercisable on the date that is at least one year from the date on which such Option was granted.
Except in accordance with the provisions of the 2020 Stock Plan, the Committee shall not, absent the approval of First Financial’s shareholders, take any action, whether through amendment, cancellation, replacement grants, exchanges or any other means, to directly or indirectly reduce the exercise price of any outstanding Option or to make a tender offer for any Option. The Committee shall not, absent the approval of First Financial’s shareholders, take any action to effect an exchange of an outstanding Option for a cash award. The applicable Option Award Agreement will specify whether the Option is intended to be an ISO or a NQSO. However, ISOs will be subject to certain additional restrictions, including, without limitation, compliance with the requirements of Code Section 422. The Committee may, from time to time, establish procedures for restricting the exercise of Options on any given date as the result of excessive volume of exercise requests or any other problem in the established system for processing Option exercise requests or for any other reason the Committee or its delegate(s) deem appropriate or necessary.
In no event shall any Option Award Agreement granted under the 2020 Stock Plan include any right to receive dividends or dividend equivalents with respect to such Award. A Participant shall have none of the rights of a shareholder with respect to an Option, including, but not limited to the right to dividends or voting rights, of First Financial until the Option has been exercised and the Common Shares subject to the Option have been delivered to the Participant in accordance with the 2020 Stock Plan.
SARs
Subject to the terms and conditions of the 2020 Stock Plan, the Committee may grant SARs representing a promise to deliver Common Shares, cash or other property equal in value to the excess of the fair market value of a Common Share over the exercise price of the SAR, subject to the terms of the applicable Award Agreement related to a SAR (a “SAR Award Agreement”); provided, however, that the exercise price for a SAR may not be less than the fair market value of a Common Share on the date of grant. The Committee shall have the right to make any such grant subject to such additional terms, including performance-based vesting provisions, as the Committee deems appropriate and such terms shall be set forth in the related SAR Award Agreement.
Each SAR granted under the 2020 Stock Plan will be exercisable in whole or in part at such time or times as set forth in the related SAR Award Agreement, but no SAR Award Agreement shall make a SAR exercisable before the date such SAR is granted or on or after the date which is the tenth anniversary of the date such SAR is granted. In the discretion of the Committee, a SAR Award Agreement may provide for the exercise of a SAR after the service of the Participant has terminated for any reason whatsoever, including, but not limited to, death, Retirement or Disability (as those terms are defined in the 2020 Stock Plan).
Except in accordance with the provisions of the 2020 Stock Plan, the Committee shall not, absent the approval of First Financial’s shareholders, take any action, whether through amendment, cancellation, replacement grants, exchanges or any other means, to directly or indirectly reduce the exercise price of any outstanding SAR or to make a tender offer for any SAR. The Committee shall not, absent the approval of First Financial’s shareholders, take any action to effect an exchange of an outstanding SAR for a cash award.
Except as otherwise provided in the 2020 Stock Plan or as otherwise provided in the applicable SAR Award Agreement in connection with the retirement, death or disability of a Participant, vesting of a SAR granted to an employee under the 2020 Stock Plan shall be subject to the satisfaction of a minimum service requirement or a minimum performance period (or both) of at least one year. Except as otherwise provided in the 2020 Stock Plan, a SAR granted to a Non-Employee Director shall become exercisable on the date that is at least one year from the date on which such SAR was granted.
In no event shall a SAR Award Agreement for a SAR granted under the 2020 Stock Plan include any right to receive dividends or dividend equivalent rights with respect to such Award.
Restricted Stock and Stock Units
Subject to the terms and conditions of the 2020 Stock Plan, the Committee may grant shares of Restricted Stock or Stock Units at any time during the term of the 2020 Stock Plan in such number, and upon such terms and conditions, as the Committee determines. Any Restricted Stock or Stock Unit awards issued to a Participant will be subject to forfeiture based upon satisfaction of certain terms, conditions and restrictions which will be set forth in the applicable Award Agreement. Except as otherwise set forth in the 2020 Stock Plan or described in the related Award Agreement, in connection with a Participant’s termination due to death, Disability or Retirement (as such terms are defined in the 2020 Stock Plan), the vesting of Restricted Stock or Stock Units granted to an Employee shall be subject to the satisfaction of a minimum service requirement or a minimum performance period (or both) of not less than one year. Except as otherwise provided in the 2020 Stock Plan, Restricted Stock or Stock Units granted to a Non-Employee Director shall become exercisable on the date that is not less than one year from the date on which such Restricted Stock or Stock Units were granted.
The Committee may make Restricted Stock issued to a Participant subject to the satisfaction of one, or more than one, objective employment, performance or other forfeiture condition which the Committee acting in its absolute discretion deems appropriate under the circumstances, and the related Award Agreement shall set forth each such forfeiture condition and the deadline for satisfying each such forfeiture condition.
The Committee may make Restricted Stock issued to a Participant or the Common Shares or cash that is issuable under any Stock Unit grant subject to one, or more than one, objective employment, performance or other forfeiture condition which the Committee acting in its absolute discretion deems appropriate under the circumstances, and the related Stock Agreement shall set forth each such forfeiture condition and the deadline for satisfying each such forfeiture condition. A Participant's nonforfeitable interest in Restricted Stock granted under the 2020 Stock Plan or the Common Shares or cash issuable pursuant to any Stock Unit granted under the 2020 Stock Plan shall depend on the extent to which each such condition is timely satisfied. Each share of Restricted Stock granted to a Participant shall again become available for issuance under the 2020 Stock Plan (as of the date of forfeiture) if such share of Restricted Stock is forfeited as a result of a failure to timely satisfy a forfeiture condition. When a stock certificate is issued for shares of Restricted Stock, such certificate shall be issued to, or for the benefit of, the Participant, subject to (i) the forfeiture conditions, if any, described in the applicable Award Agreement and (ii) a stock power in favor of First Financial in order for First Financial to effect any forfeitures of such Restricted Stock called for under the applicable Award Agreement.
Performance criteria to which the Committee may subject the issuance of Restricted Stock or subject the Restricted Stock issued to a Participant or the Common Shares or cash issuable under a Stock Unit may or may not include, in the Committee’s absolute discretion, performance goals relating to one or more of the following objectives:

assets	average total common equity	deposits
earnings per share	economic profit added	efficiency ratio
gross margin	gross revenue	internal rate of return
loans	net charge-offs	net income
net income before tax	net interest income	non-interest expense
non-interest income	non-performing assets	operating cash flow
pre-provision net revenue	return on assets	return on equity
return on risk weighted assets	return on sales	stock price
tangible equity	total shareholder return
A performance goal may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes, and may relate to First Financial as a whole or one or more operating units of First Financial. In the Committee's discretion, the business criteria may include or exclude "extraordinary items", including extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions. The Committee may also adjust any performance goal for a period as it deems equitable in recognition of unusual or nonrecurring events affecting First Financial, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

Performance based awards granted for a performance period shall be paid to participants as soon as administratively practicable following the Committee’s determination that the applicable performance criteria have been satisfied, but in no event later than 2 ½ months following the end of the calendar year during which the performance period is completed.
Forfeiture and Clawback
The Committee may specify in an Award Agreement that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant's employment or service for Cause (as that term is defined in the 2020 Stock Plan), or other conduct by the Participant that is detrimental to the business or reputation of First Financial.
If, following the payment or vesting of any Award, the Committee determines that such payment or vesting was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria (or any Award is subject to recovery under any law, government regulation, exchange listing requirement or First Financial policy), First Financial shall be entitled to receive, and the Participant shall be obligated to pay to First Financial immediately upon demand therefor, the portion of the payment of such Award that the Committee determines was not earned (or such greater amount that may be required by applicable law, regulation, NASDAQ listing rule, or First Financial policy).
No Dividends Payable with Respect to Unvested Awards
The 2020 Stock Plan prohibits the payment of dividends or dividend equivalents with respect to any Common Shares underlying an Award granted under the 2020 Stock Plan until such underlying Common Shares have vested.
Termination of Employment
Subject to the terms of the 2020 Stock Plan, the Committee will determine the extent to which each Award granted under the 2020 Stock Plan will vest and the extent to which a Participant will have the right to exercise and/or settle the Award in connection with the Participant’s termination of employment. Such provisions, which will be reflected in the related Award Agreement, need not be uniform among all Awards and may reflect distinctions based on the reasons for termination.
Effect of Change in Control
The 2020 Stock Plan provides that the Committee may provide in any Award Agreement for provisions relating to a Change in Control, as that term is defined in the 2020 Stock Plan, including, without limitation, the acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions with respect to, any outstanding Awards; provided, however, that, in addition to any conditions provided for in the applicable Award Agreement, any acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions with respect to, any outstanding Awards in connection with a Change in Control may occur with respect to any Participant who is an Employee only if (i) the Change in Control occurs and (ii) the Participant’s employment with First Financial or any of its subsidiaries is terminated without Cause or by the Participant for Good Reason within 18 months following such Change in Control. The terms “Cause” and “Good Reason” are defined in the 2020 Stock Plan.
The 2020 Stock Plan also provides that unless otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of First Financial with or into any other entity or any transaction in which another person or entity acquires all of the issued and outstanding Common Shares or all or substantially all of the assets of First Financial and its subsidiaries, an outstanding Award may be assumed or an Award of equivalent value may be substituted by such successor entity or a parent or subsidiary of such successor entity.
With respect to Awards subject to performance goals, except as otherwise determined by the Committee, in the event of a Change in Control, all incomplete performance periods in respect of such Award in effect on the date the Change in Control occurs will end on the date of the Change in Control and the Committee shall (1) determine the extent to which performance goals with respect to each such performance period have been met based upon such audited or unaudited financial information then available and (2) cause to be paid to the Participant a pro-rated Award (based on each completed day of the performance period prior to the Change in Control) based upon the Committee's determination of the degree of attainment of the applicable performance goals or, if not determinable, assuming that the applicable target levels of performance have been attained (or on such other basis as the Committee determines to be appropriate); provided that in no event shall a Participant become entitled to a payout in excess of the target level payout with respect to a performance goal for which the Committee has not determined the actual level of achievement.
For purposes of the 2020 Stock Plan, “Change in Control” means, unless otherwise specified by the Committee in an Award Agreement, an occurrence of a nature that would be required to be reported by First Financial in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Exchange Act. A Change in Control will be deemed to have occurred as of the first day that any of the following conditions are satisfied:
•any person is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of First Financial representing 25% or more of the combined voting power for the election of directors of the then outstanding securities of First Financial;
•during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination for election was previously so approved;

•there is a consummation of any reorganization, merger, consolidation or share exchange as a result of which the Common Shares of First Financial shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of First Financial) or any dissolution or liquidation of First Financial or any sale or the disposition of 50% or more of the assets or business of First Financial; or
•there is a consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding Common Shares of First Financial immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common or other voting stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction, and (B) the number of shares of the common or other voting stock of such successor or survivor corporation beneficially owned by the persons described in clause (A) above immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned Common Shares of First Financial immediately before the consummation of such transaction, provided the percentage described in clause (A) above of the beneficially owned shares of the successor or survivor corporation and the number of shares described above in this clause (B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of Common Shares of First Financial by the persons described in such clause (A) immediately before the consummation of such transaction.
Limits on Transferability
    Unless the Committee determines otherwise, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, and during the participant's lifetime, may be exercised only by the Participant (or his or her personal representative or guardian if the Participant is incapacitated).
Adjustments as a Result of Changes in Capitalization and Other Transactions
The number, kind or class (or any combination thereof) of shares of First Financial reserved under for issuance under the 2020 Stock Plan, the grant limitations set forth in the 2020 Stock Plan, the number, kind or class (or any combination thereof) of shares of First Financial subject to Options or SARs granted under the 2020 Stock Plan and the exercise price of such Options and SARs as well as the number, kind or class of shares of First Financial subject to Restricted Stock grants and the number, kind or class of shares of First Financial described in Stock Unit grants under the 2020 Stock Plan will be adjusted by the Committee in an equitable manner to reflect any change in the capitalization of First Financial, including, but not limited to, such changes as share dividends or share splits to the extent necessary to preserve the economic intent of the applicable Award; provided that unless the Committee specifically determines that such adjustment is in the best interests of First Financial, such adjustment will not be made in a manner that will adversely affect the taxation of such Awards under Code Sections 422 or 409A or the exemption of such Awards pursuant to Rule 16b-3 under the Exchange Act. Any such determination by the Committee will be final and binding on all affected Participants. The 2020 Stock Plan also provides that the Board shall make adjustments to the number, kind or class (or any combination thereof) of Common Shares of First Financial reserved for issuance under the 2020 Stock Plan and the grant limitations set forth in the 2020 Stock Plan, and certain adjustments to outstanding Restricted Stock, Stock Units, Options and SARS in connection with corporate transactions described in Code Section 424(a).
No Rights as a Shareholder
Except as otherwise provided in the 2020 Stock Plan or in a related Award Agreement, a Participant will not have any rights as a shareholder with respect to Common Shares covered by an Award granted under the 2020 Stock Plan unless and until the Participant becomes the record holder of such Common Shares.
No Repricing
The 2020 Stock Plan expressly prohibits the Board or the Committee, without shareholder approval, from amending or replacing previously granted Options or SARs in a transaction that constitutes a “repricing,” meaning any reduction in exercise price, cancellation of Options or SARs in exchange for other Options or SARs with a lower exercise price, cancellation of Options or SARs for cash, or cancellation of Options or SARs for another grant if the exercise price of the cancelled Options or SARs is greater than the fair market value of the Common Shares subject to the cancelled Options or SARs at the time of cancellation, other than in conjunction with a Change in Control or other adjustment expressly permitted under the 2020 Stock Plan.
Tax Withholding and Tax Offset Payments
First Financial and its Subsidiaries and affiliates are authorized to withhold from any Award granted under the 2020 Stock Plan, any payment relating to an Award granted under the 2020 Stock Plan, including from a distribution of Common Shares, or any payroll or other payment to a Participant, the amounts of any withholding and other taxes due or potentially payable in connection with any transaction or event involving an Award granted under the 2020 Stock Plan, or to require the Participant to remit an amount in cash or other property (including Common Shares) to satisfy the withholding before taking any action with respect to an Award granted under the 2020 Stock Plan. The Committee may take any other actions as the Committee deems advisable to enable First Financial or any Subsidiary or affiliate of First Financial and the Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any award granted under the 2020 Stock Plan. First Financial can delay the delivery of Common Shares to a Participant under any Award granted under the 2020 Stock Plan to the extent necessary to allow First Financial to determine the amount of withholding to be collected and to collect and process that withholding.
No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of the election. In any case in which a Participant is permitted to make such an election in connection with an Award granted under the 2020 Stock Plan, the Participant must notify First Financial of that election within ten days of filing the notice of election with the Internal Revenue Service or other governmental authority, in addition to any other filing and notification required pursuant to Treasury Regulations related to Section 83(b) of the Code or other applicable provisions.
Effective Date and Term
The 2020 Stock Plan became effective on the Effective Date. Unless earlier terminated by the Board, the authority of the Committee to make grants under the 2020 Stock Plan will terminate on the date that is five years after the Effective Date, and the 2020 Stock Plan will remain in effect until such time as no Common Shares remain available for delivery under the 2020 Stock Plan or until terminated as described above and First Financial has no further rights or obligations under the 2020 Stock Plan with respect to outstanding Awards granted under the 2020 Stock Plan.
Amendment or Termination
The Board or the Committee may, at any time and for any reason, suspend or terminate the 2020 Stock Plan or from time to time amend the 2020 Stock Plan, provided that any amendment will be submitted to First Financial’s shareholders for approval if such shareholder approval is required by federal or state law or regulation or the rules of NASDAQ (or any other stock exchange on which the Common Shares may then be listed or quoted). Even if the 2020 Stock Plan is suspended or terminated, the Committee will still retain authority to exercise powers given to it under the 2020 Stock Plan with respect to Awards granted before the suspension or termination.
U.S. Federal Income Tax Consequences
The following is a brief summary of the general U.S. federal income tax consequences relating to participation in the 2020 Stock Plan. This summary is based on U.S. federal income tax laws and Treasury Regulations in effect on the date of this Prospectus and does not purport to be a complete description of the U.S. federal income tax laws. In addition, this summary does not constitute tax advice or describe federal employment, state, local or foreign tax consequences. Participants should seek the advice of a qualified tax advisor to be sure they understand the U.S. federal income tax and other tax consequences of participating in the 2020 Stock Plan.

Incentive Stock Options
First Financial intends for ISOs to qualify for special treatment available under Section 422 of the Code. A Participant will not recognize taxable income when an ISO is granted, and First Financial will not receive a deduction at that time. A Participant will not recognize ordinary income upon the exercise of an ISO, provided that the Participant was, without a break in service, an employee of First Financial or a Subsidiary during the period beginning on the grant date of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant’s employment is terminated due to Disability (as that term is defined in the 2020 Stock Plan)).
If a Participant does not sell or otherwise dispose of the Common Shares acquired upon the exercise of an ISO within two years from the grant date of the ISO or within one year after the Participant receives the Common Shares, then, upon disposition of such Common Shares, any amount realized in excess of the exercise price will be taxed to the Participant as a capital gain, and First Financial will not be entitled to a corresponding deduction. The Participant generally will recognize a capital loss to the extent that the amount realized is less than the exercise price.
If the foregoing holding period requirements are not met, the Participant generally will recognize ordinary income at the time of the disposition of the Common Shares in an amount equal to the lesser of: (i) the excess of the fair market value of the Common Shares on the date of exercise over the exercise price; or (ii) the excess, if any, of the amount realized upon disposition of the Common Shares over the exercise price, and First Financial will be entitled to a corresponding deduction (subject to the limitation described under “Section 162(m) of the Code” below). Any amount realized in excess of the value of the Common Shares on the date of exercise will be taxed as capital gain. If the amount realized is less than the exercise price, the Participant generally will recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the Common Shares.
The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a Participant has items of adjustment other than those derived from ISOs.
Nonqualified Stock Options
A Participant will not recognize any income when a NQSO is granted, and First Financial will not receive a deduction at that time. However, when a NQSO is exercised, the Participant will recognize ordinary income equal to the excess, if any, of the fair market value of the Common Shares that the Participant purchased on the date of exercise over the exercise price. If a Participant uses Common Shares or a combination of Common Shares and cash to pay the exercise price of a NQSO, the Participant will recognize ordinary income equal to the value of the excess of the number of Common Shares that the Participant purchases over the number of Common Shares that the Participant surrenders, less any cash the Participant uses to pay the exercise price. When a NQSO is exercised, First Financial will be entitled to a deduction equal to the ordinary income that the Participant recognizes (subject to the limitation described under “Section 162(m) of the Code” below).

If the amount a Participant receives upon disposition of the Common Shares that the Participant acquired by exercising a NQSO is greater than the sum of the aggregate exercise price that the Participant paid plus the amount of ordinary income recognized by the Participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the Participant held the Common Shares for more than one year after the Participant acquired them by exercising the NQSO. Conversely, if the amount a Participant receives upon disposition of the Common Shares that the Participant acquired by exercising a NQSO is less than the sum of the aggregate exercise price the Participant paid plus the amount of ordinary income recognized by the Participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the Participant held the Common Shares for more than one year after the Participant acquired them by exercising the NQSO.
Stock Appreciation Rights
A Participant will not recognize taxable income when a SAR is granted, and First Financial will not receive a deduction at that time. When a SAR is exercised, the Participant will recognize ordinary income equal to the excess of the cash and/or the fair market value of the Common Shares the Participant receives over the aggregate exercise price of the SAR, if any, and First Financial will be entitled to a corresponding deduction (subject to the limitation described under “Section 162(m) of the Code” below). If the amount a Participant receives upon disposition of the Common Shares that the Participant acquired by exercising a SAR is greater than the sum of the aggregate exercise price that the Participant paid plus the amount of ordinary income recognized by the Participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the Participant held the Common Shares for more than one year after the Participant acquired them by exercising the SAR. Conversely, if the amount a Participant receives upon disposition of the Common Shares that the Participant acquired by exercising a SAR is less than the sum of the aggregate exercise price that the Participant paid plus the amount of ordinary income recognized by the Participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the Participant held the Common Shares for more than one year after the Participant acquired them by exercising the SAR.
Restricted Stock
Unless a Participant makes an election under Section 83(b) of the Code (a “Section 83(b) Election”), the Participant generally will not recognize taxable income when Restricted Stock is granted, and we will not receive a deduction at that time. Instead, the Participant will recognize ordinary income when the Restricted Stock vests (i.e., when the underlying Common Shares are freely transferable or not subject to a substantial risk of forfeiture) equal to the fair market value of the Common Shares that become vested on that date, less any consideration paid for the Restricted Stock, and First Financial generally will be entitled to a deduction equal to the income that the Participant recognizes (subject to the limitation described under “Section 162(m) of the Code” below).
If the amount a Participant receives upon disposition of these Common Shares is greater than the fair market value of the Common Shares when the Restricted Stock vested, the excess will be treated as a long-term or short-term capital gain, depending on whether the Participant held the Common Shares for more than one year after the Restricted Stock vested. Conversely, if the amount the Participant receives upon disposition of these Common Shares is less than the fair market value of the Common Shares when the Restricted Stock vested, the difference will be treated as a long-term or short-term capital loss, depending on whether the Participant held the Common Shares for more than one year after the Restricted Stock vested.
If a Participant makes a Section 83(b) Election, the Participant will recognize ordinary income on the grant date equal to the fair market value of the Common Shares subject to the Restricted Stock award on the grant date, and First Financial will be entitled to a deduction equal to the income that the Participant recognizes at that time (subject to the limitation described under “Section 162(m) of the Code” below). However, the Participant will not recognize income when (and if) the Restricted Stock vests. If a Participant who has made a Section 83(b) Election earns the Common Shares subject to a Restricted Stock award, any appreciation between the grant date and the date the Participant disposes of the Common Shares will be treated as a long-term or short-term capital gain, depending on whether the Participant held the Common Shares for more than one year after the grant date. Conversely, if the amount the Participant receives upon disposition of these Common Shares is less than the fair market value of the Common Shares on the grant date, the difference will be treated as a long-term or short-term capital loss, depending on whether the Participant held the shares for more than one year after the grant date. Also, if a Participant forfeits his or her Restricted Stock, the Participant cannot take a tax deduction in connection with the forfeiture of the Restricted Stock subject to a Section 83(b) Election.
Restricted Stock Units
Participants will not recognize taxable income when a RSU is granted, and First Financial will not receive a deduction at that time. When a RSU vests and is settled, the Participant will recognize ordinary income equal to the cash and/or the fair market value of the Common Shares the Participant receives at the time of settlement, and First Financial will be entitled to a corresponding deduction (subject to the limitation described under “Section 162(m) of the Code” below).
If the amount a Participant receives upon disposition of the Common Shares received upon settlement of a RSU is greater than the fair market value of the Common Shares at the time the Participant recognized ordinary income with respect to the RSU, the excess will be treated as a long-term or short-term capital gain, depending on whether the Participant held the Common Shares for more than one year after that time. Conversely, if the amount the Participant receives upon disposition of these Common Shares is less than the fair market value of the Common Shares at the time the Participant recognizes ordinary income with respect to the RSU, the difference will be treated as a long-term or short-term capital loss, depending on whether the Participant held the Common Shares for more than one year after that time.
Section 162(m) of the Code
Prior to December 22, 2017, when the Tax Cuts and Jobs Act (the “TCJA”) was signed into law, Code Section 162(m) generally disallowed a tax deduction to publicly-held companies (such as First Financial) for compensation paid to certain “covered employees” in excess of $1,000,000 per covered employee in any year, except to the extent that the compensation in excess of the limit qualified as “performance-based.” Historically, awards granted to “covered employees” had been designed to qualify as “performance-based compensation” for purposes of Code Section 162(m) so that any compensation expense related to such awards would be fully deductible by First Financial. Effective December 22, 2017, when the TCJA was signed into law, the performance-based compensation exception was generally eliminated with respect to future compensatory awards. We expect that the compensation expense related to future awards under the 2020 Stock Plan will not be deductible, even if performance-based.
Section 409A of the Code
Section 409A of the Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and additional taxes on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of non-qualified deferred compensation plans, which includes certain types of equity incentive compensation. First Financial intends for the Awards granted under the 2020 Stock Plan to comply with or be exempt from the requirements of Section 409A and the Treasury Regulations promulgated thereunder but First Financial does not guarantee such treatment.
Sections 280G and 4999 of the Code
Sections 280G and 4999 of the Code impose penalties on “excess parachute payments.” A parachute payment occurs when the value of all amounts paid to a “disqualified individual” within the meaning of Section 280G of the Code in connection with a change in control is equal to or greater than three times the disqualified individual’s taxable compensation averaged over the five calendar years ending before the change in control (or over the disqualified individual’s entire period of service if that period is less than five calendar years). This average is called the “Base Amount.” An excess parachute payment is the amount equal to the excess of any parachute payments over 100% of the Base Amount.
Under Section 4999 of the Code, if a disqualified individual receives an excess parachute payment, the disqualified individual is subject to an excise tax equal to 20% of such excess parachute payment. This tax is due in addition to other federal, state and local income, wage and employment taxes. Also, under Section 280G of the Code, First Financial would not be able to deduct the amount of any disqualified individual’s excess parachute payment.
Section 401(a) of the Code
The 2020 Stock Plan is not qualified under Section 401(a) of the Code.
Employee Retirement Income Security Act of 1974
The 2020 Stock Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended.
Restrictions on Resale
Other than any restrictions on transfer which the Committee or the Board may place on Awards granted under the 2020 Stock Plan, the 2020 Stock Plan does not impose any restrictions on the resale of Common Shares issued or delivered under the 2020 Stock Plan. Restrictions are imposed by the federal securities laws on the resale of Common Shares acquired under the 2020 Stock Plan by persons deemed to be “affiliates” of First Financial within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Our directors and executive officers are deemed to be affiliates. Any

Common Shares held by an affiliate (including Common Shares issued or delivered under the 2020 Stock Plan) can only be resold publicly pursuant to a registration statement under the Securities Act in which such affiliate is named as a selling shareholder or in a transaction in compliance with Rule 144 or another exemption under the Securities Act.
If you are subject to Section 16 of the Exchange Act, First Financial may recover from you any profits (as defined for purposes of Section 16(b) of the Exchange Act) from your non-exempt purchases and sales of Common Shares within six months of each other. Although the acquisition of Common Shares through the 2020 Stock Plan will generally be treated as an “exempt” purchase for purposes of Section 16(b) of the Exchange Act, sales of Common Shares acquired through the 2020 Stock Plan will generally be treated as “non-exempt” sales for purposes of Section 16(b) of the Exchange Act.
To the extent applicable, Participants also must adhere to our insider trading policy and our Code of Conduct.
Reports
No regular reports will be made available to Participants participating in the 2020 Stock Plan as to the amount and status of Awards granted to them under the 2020 Stock Plan.